EXHIBIT 99.1

For Immediate Release

SHERMEN WSC ACQUISITION CORP. ANNOUNCES ACTIONS RELATING
TO ITS MEETING OF STOCKHOLDERS

NEW YORK, NY, May 20, 2009

Shermen WSC Acquisition Corp. (OTCBB: SACQ) (“Shermen”) today announced that it, its founders and ED&F Man Holdings Limited (“ED&F Man”) are negotiating arrangements with holders of shares of common stock of Shermen who have indicated their intention to vote against Shermen’s proposed business combination at the meeting of Shermen’s stockholders scheduled to be held on May 26, 2009.  In addition, Shermen, its founders and ED&F Man are negotiating with potential buyers of shares of common stock of Shermen who are likely to vote in favor of the proposed business combination.  In the proposed business combination, Shermen has agreed to purchase the bulk liquid storage and liquid feed supplement business of ED&F Man.  The purpose of such arrangements would be to increase the likelihood that holders of a majority of the shares of common stock of Shermen issued in its initial public offering (the “public shares”) voting on the proposal to approve the business combination vote in its favor and that holders of less than 40% of the public shares vote against the proposal to approve the business combination and demand conversion of their public shares into cash.  In any of these arrangements, holders or potential buyers of public shares would agree to vote such shares in favor of the proposal to approve the business combination.  These arrangements may include:

•                  Agreements between Shermen and holders of public shares pursuant to which such holders would agree to vote their public shares in favor of the business combination and Shermen would agree to purchase public shares from such holders promptly after the closing of the business combination for the price and fees specified in the agreements.  Such purchases would be consummated promptly after the closing of the business combination using funds currently held in Shermen’s trust account or using Shermen’s revolving credit facility.

•                  Agreements with third parties pursuant to which Shermen WSC Holding LLC, one of Shermen’s founding stockholders, and/or ED&F Man, would provide incentives to holders or potential buyers of public shares, including by transferring shares of stock of Shermen to such third parties.  Any transfer of shares by Shermen WSC Holding LLC would take place promptly upon the release of such shares from escrow and any transfer of shares by ED&F Man would take place promptly after the closing of the business combination.

The meeting of Shermen’s stockholders could be adjourned to provide time to seek out and negotiate these arrangements if, at the time of the meeting, it appears that the requisite vote will not be obtained or that the conversion threshold will be exceeded, assuming that an adjournment proposal is presented and approved. Also, under Delaware law, Shermen’s board of directors may postpone the meeting at any time prior to it being called to order to provide time to seek out and negotiate such arrangements.

About Shermen

Shermen is a “blank check” company organized under the laws of the State of Delaware for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, an operating business in the agriculture industry.  In 2007, Shermen through its initial public offering raised, net of fees and expenses, approximately $131.5 million including $3.65 million in a private placement of warrants that were deposited into a trust account.  Shermen has dedicated its time since the initial public offering to seeking and evaluating business combination opportunities.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We have based these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings.

Additional Information and Where to Find It

This press release is not a proxy statement or a solicitation of proxies from Shermen’s stockholders.  Any solicitation of proxies will be made only by the definitive proxy statement of Shermen mailed to all stockholders.

In connection with the proposed business combination contemplated by the Transaction Agreement, Shermen filed a definitive proxy statement with the SEC on May 14, 2009 and has mailed copies of the definitive proxy statement to Shermen stockholders who are entitled to attend and vote at the annual meeting.  Stockholders of Shermen and other interested persons are advised to read the definitive proxy statement, as well as other relevant documents filed with the SEC when they become available because they contain important information about Shermen, ED&F Man and the proposed transaction.  Stockholders may obtain a free copy of the proxy statements and other documents, once available, filed by Shermen at the SEC’s web site at  http://www.sec.gov or by directing a request to Shermen WSC Acquisition Corp., c/o The Shermen Group, 230 Park Avenue, Suite 1000, New York, NY 10169, telephone (212) 300-0020.  The proxy statements or applicable parts of such statements may also be notified to the public in accordance with the rules of the Over-the-Counter Bulletin Board.

Shermen and its directors and officers may be deemed participants in the solicitation of proxies from Shermen’s stockholders.  A list of the names of those directors and officers and descriptions of their interests in Shermen is contained in Shermen’s prospectus dated May 24, 2007, and definitive proxy statement dated May 14, 2009, each of which is filed with the SEC.

For further information:

Shermen WSC Acquisition Corp.

Francis P. Jenkins, III                            Tel: (212) 332-2858